Exhibit 99.11

 Hydromer, Inc. Announces a $3.9 Million Three-Year Supply Agreement

    Business Editors

    BRANCHBURG, N.J.--(BUSINESS WIRE)--Sept. 29, 2005--On September 1, 2005, Hydromer, Inc. (OTCBB:HYDI.OB) (BSX:HDO) finalized a three-year supply agreement with a global pharmaceutical company valued in excess of $3.9 million. The supply agreement effective for three years from August 15, 2005, has a renewal option and is subject to a 90-day cancellation period. It also provides for continuity of revenues, from the expiration of US Patent 4,642,267 ("'267 patent"), to which the products under the supply agreement relate, until the contract effective date (May 7 - August 2005).
    Following the expiration of the Company's '267 patent in May 2005, the Company negotiated a supply agreement with one of the former licensees under that patent. The '267 patent, issued in 1987 on Hydrophilic Polymer Blends, provided for a primarily solvent-based technology into lubricious coatings with the possible incorporation of antibacterial/biostatic attributes and/or drug delivery/complex system properties and can also be utilized into foam and hydrogel technologies. Realizing the environmental impact of solvent based coatings, the Company began developing a water-based formulation. This water-based coating, offering improved attributes and benefits, is currently patent pending with an expectation of patent issuance very shortly.
    "This supply agreement provides for a continuation of revenues related to the '267 patent." said Robert Y. Lee, Vice President of Finance. "With the expiration of the '267 patent in May 2005, approximately $2.1 million in annual (royalty) revenues had to be made up. This three-year $100,000/month supply agreement constituted more than half of the annual royalty revenues from the expired '267 patent. This value excludes the coatings products which are sold on a purchase order basis, though at a more favorable price than prior to this agreement. In addition, the Company is continuing discussions with two other former licensees of the expired '267 patent on possible supply agreements or conversions to the next generation of coatings."
    "We were successful in replacing a significant part of the royalties lost with the patent expiration." added Manfred F. Dyck, CEO and President. "While we are still in discussions with other former licensees, this along with the continual growth from our product lines and new ideas and technologies created by our staff, speaks for the Company's ability to overcome any negative changes to our business."

    Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses. For the latest information about Hydromer, Inc. and its products, please visit our Web site at http://www.hydromer.com.

    CONTACT: Hydromer, Inc.
             Robert Y. Lee, 908-722-5000